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                                                                     Exhibit 5.1

                    [LETTERHEAD OF MCDERMOTT, WILL & EMERY]

                                  July 25, 2003

Hewitt Associates, Inc.
100 Half Day Road
Lincolnshire, Illinois 60069

     Re: Hewitt Associates, Inc. Registration Statement on Form S-3 (File No. 333-105560)

Ladies and Gentlemen:

     You have requested our opinion in connection with the above-referenced registration statement (the "Registration Statement"), under which the selling stockholders identified therein may sell in a secondary public offering up to 10,033,162 shares of class A common stock, par value $0.01 per share (the "Class A Common Stock"), of Hewitt Associates, Inc. (the "Company"), plus up to an additional 1,504,975 shares of Class A Common Stock which may be sold pursuant to an option granted to the underwriters by the selling stockholders to cover over-allotments (collectively, the "Shares"). The Shares include certain shares of Class A Common Stock which are currently outstanding (the "Existing Shares") and shares of Class A Common Stock issuable upon conversion (the "Conversion Shares") of certain shares of class B common stock, par value $0.01 per share (the "Class B Common Stock"), and class C common stock, par value $0.01 per share (the "Class C Common Stock"), which shares are held by the selling stockholders and more particularly described in the Registration Statement.

     In arriving at our opinion expressed below, we have examined the Registration Statement and such other documents as we have deemed necessary to enable us to express the opinion hereinafter set forth. In addition, we have examined and relied, to the extent we deem proper, on certificates of officers of the Company as to factual matters, and on the originals or copies certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other instruments and certificates of public officials and other persons as we have deemed appropriate. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

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Hewitt Associates, Inc.
July 25, 2003
Page 2


     This opinion is limited to the General Corporation Law of the State of Delaware.

     Based upon and subject to the foregoing, we are of the opinion that (i) the Existing Shares are validly issued, fully paid and non-assessable, and (ii) the Conversion Shares, when issued upon conversion of the shares of Class B Common Stock and Class C Common Stock in accordance with the Amended and Restated Certificate of Incorporation of the Company as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

     We hereby consent to the references to our firm under the caption "Legal Matters" in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                                     Very truly yours,

                                                     /s/ McDermott, Will & Emery